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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Jacor Communications, Inc., Jacor Communications Company and Subsidiary Guarantors for the shelf registration of $250.0 million of Jacor Communications, Inc. Convertible Debt Securities, Preferred Stock, Convertible Preferred Stock, Depositary Shares, and Common Stock; Jacor Communications Company Debt Securities and Convertible Debt Securities; and the Guarantees of the Jacor Communications Company Debt Securities and Convertible Debt Securities by Jacor Communications, Inc. and Subsidiary Guarantors, and to the incorporation by reference of our report dated February 23, 1996, with respect to the consolidated financial statements of Citicasters Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Cincinnati, Ohio
January 2, 1997